MATERIAL CHANGE REPORT

Form 53-901F (formerly Form 27) Under Section 85(1) of the British Columbia Securities Act
Form 27 Under Section 118(1) of the Alberta Securities Act
Form 27 Under Section 75(2) of the Ontario Securities Act
Form 27 Under Section 81(2) of the Nova Scotia Securities Act
Form 27 Under Section 73 of the Quebec Securities Act
Form 25 Under Section 84(1)(B) of the Saskatchewan Securities Act
Form 27 Under Section 76(2) of the Newfoundland Securities Act
National Policy 40 Manitoba/New Brunswick/Prince Edward Island/Yukon
(Individually the "Act" and collectively, the "Securities Acts")

1.       Reporting Issuer

Full name of the Issuer:

Queenstake Resources Ltd.

The address of the principal office in Canada of the reporting issuer is as follows:

712C - 12th Street
New Westminster, British Columbia V3M 4J6
PHONE: (604) 516-0566

2.       Date of Material Change

September 19, 2003

3.       Press Release

The date and place(s) of issuance of the press release are as follows:

September 19, 2003

The Press Release was released to The Toronto Stock Exchange being the only exchange upon which the shares of the Issuer are listed, and through various other approved public media.

4.       Summary of Material Change(s)

A reconciliation of reserves and resources at Queenstake's 100% owned Jerritt Canyon property as at June 30, 2003, relative to those previously stated as at December 25, 2002 has been prepared. Total proven and probable reserves at June 30, 2003 are 524,168 ounces compared to 580,913 ounces at December 25, 2002. Measured and indicated resources stand at 1,952,590 ounces, compared to 1,837,685 ounces as reported at December 25, 2002.

5.       Full Description of Material Change(s)

A reconciliation of reserves and resources at Queenstake's 100% owned Jerritt Canyon property as at June 30, 2003, relative to those previously stated as at December 25, 2002 has been prepared and is reported on the attached tabulation. Reserves have been calculated on the basis of a $320 gold price and are based on resources estimated by PAC Kriging, a method that has produced highly reliable resource estimates in the past. The Jerritt Canyon resource and reserve estimates are reported as part of an ongoing rigorous data review program supervised by Mr. Donald Colli, Chief Mine Geologist, and Mr. Mark Odell, Mining Manager, who are appropriate qualified persons as defined by Canadian National Instrument 43-101.

Production by the previous owners in the first half of the year totaled 152,000 ounces while proven and probable reserves for the period decreased by only 56,745 ounces. Total proven and probable reserves at June 30, 2003 are 524,168 ounces compared to 580,913 ounces at December 25, 2002. Measured and indicated resources stand at 1,952,590 ounces, compared to 1,837,685 ounces as reported at December 25, 2002.

The net change in reserves relative to December 2002 is comprised of depletion due to production, additions due to increased definition drilling and inclusion of some blocks of resource which previously met reserve criteria but which were not included in the December 2002 reserve statement. In addition, reevaluation of the stockpile and cessation of stockpile screening have brought additional material to the reserve category while lowering the overall grade of the reserve.

Depletion has been at a lower rate than that of production as some resource material and some material that was neither resource nor reserve was mined during the period. Non reserve resource material provided 24,929 ounces. This is typical of the production pattern at Jerritt, where mineralized material additional to resource is routinely discovered by underground drilling and is frequently developed and mined before being brought to the reserve category.

The pace of development is increasing at Jerritt and over the next few months the results of definition drilling performed from newly developed drifts will be incorporated into a new resource and reserve estimate as at the end of this year.

Queenstake is approaching the end of its first quarter as owner of Jerritt Canyon. Third quarter production is expected at approximately 78,000 ounces. Revenues for the quarter from 73,000 ounces of gold shipped and sold are expected to total $26,400,000, representing an average sale price of $362 per ounce. Cash operating costs are expected to total $265 per ounce. This is a little higher than budgeted and is due mainly to additional administrative costs associated with the acquisition and to the reestablishment of gold inventory post acquisition as inventory at closing was for the account of the sellers. It is anticipated that cash operating costs will normalize in the fourth quarter leading to cash costs of the order of $250 per ounce.

  Reliance on Section 85(2) of the Securities Act (British Columbia), or Reliance on Section 118(2) of the Securities Act (Alberta), or Reliance on Section 84(2) of the Securities Act, 1988 (Saskatchewan), or Reliance on Section 75(3) of the Securities Act (Ontario), or Reliance on Section 81(3) of the Securities Act (Nova Scotia), or Reliance on National Policy No. 40 (Manitoba), or Reliance on Section 74 of the Securities Act (Quebec), or Reliance on Section 5 of the Regulation to the Securities Act (Newfoundland), or Reliance on National Policy No. 40 (New Brunswick), or Reliance on National Policy No. 40 (Prince Edward Island), or Reliance on National Policy No. 40 (Yukon).

Not Applicable

7.       Omitted Information

Not Applicable

8.       Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change and may be contacted by the Commission at the following address and telephone number:

Doris Meyer, Corporate Secretary
712C - 12th Street
New Westminster, British Columbia
V3M 4J6

PHONE: (604) 516-0566

9.       Statement of Senior Officer

The foregoing accurately discloses the material change(s) referred to herein.

DATED at New Westminster, British Columbia, this 25th day of September 2003.

"Doris Meyer"
Doris Meyer, Corporate Secretary

IT IS AN OFFENCE UNDER THE SECURITIES ACT AND THE ALBERTA SECURITIES COMMISSION RULES FOR A PERSON OR COMPANY TO MAKE A STATEMENT IN A DOCUMENT REQUIRED TO BE FILED OR FURNISHED UNDER THE ACT OR THE RULES THAT, AT THE TIME AND IN LIGHT OF CIRCUMSTANCES UNDER WHICH IT IS MADE, IS A MISREPRESENTATION.

ANY FEE PAYABLE TO THE ALBERTA SECURITIES COMMISSION UNDER THE SECURITIES ACT, THE SECURITIES REGULATION AND THE ALBERTA SECURITIES COMMISSION RULES SHALL BE PAID TO THE ALBERTA SECURITIES COMMISSION IN ACCORDANCE WITH THE REQUIREMENTS OF THE FEE SCHEDULE TO THE SECURITIES REGULATION. ANY FAILURE TO ACCOMPANY A FORM OR APPLICATION WITH THE PRESCRIBED FEE SHALL RESULT IN THE RETURN OF THAT FORM OR APPLICATION.

IT IS AN OFFENCE FOR A PERSON TO MAKE A STATEMENT REQUIRED TO BE FILED OR FURNISHED UNDER THE SECURITIES ACT OR THIS REGULATION THAT, AT THE TIME AND IN THE LIGHT OF THE CIRCUMSTANCES UNDER WHICH IT IS MADE, IS A MISREPRESENTATION. [NOVA SCOTIA]

IT IS AN OFFENCE FOR A PERSON TO MAKE A STATEMENT IN A DOCUMENT REQURIED TO BE FILED OR FURNISHED UNDER THE ACT OR THESE REGULATIONS THAT, AT THE TIME AND IN THE LIGHT OF THE CIRCUMSTANCES UNDER WHICH IT IS MADE IS A MISREPRESENTATION. [SASK/NWFD]

JERRITT CANYON TOTAL MINERAL RESOURCES - JUNE 2003

							Total Measured and

Deposit /area		Measured			Indicated		Indicated Resources				Inferred

	Tons	Oz/st	Con'd Oz	Tons	Oz/st	Cont'd Oz	Tons	Oz/st	Cont'd Oz	Tons	Oz/st	Cont'd Oz

Murray	221,479	0.369	81,714	557,606	0.285	159,002	779,085	0.309	240,716	482,560	0.278	134,364

MCE	15,925	0.486	7,738	57,602	0.331	19,043	73,527	0.364	26,781	63,389	0.365	23,143

SSX	456,954	0.378	172,598	1,913,434	0.279	534,290	2,370,388	0.298	706,888	1,516,578	0.235	356,041

Smith	146,092	0.416	60,813	569,396	0.280	159,616	715,488	0.308	220,429	346,745	0.233	80,880

B-Pit	-	-	-	63,453	0.261	16,574	63,453	0.261	16,574	64,822	0.245	15,849

Smith East	-	-	-	252,769	0.333	84,172	252,769	0.333	84,172	83,127	0.256	21,280

Mahala	-	-	-	212,729	0.342	72,753	212,729	0.342	72,753	263,574	0.239	63,122

Subtotal	840,451	0.384	322,863	3,626,989	0.288	1,045,450	4,467,440	0.306	1,368,313	2,820,795	0.246	694,679

Stockpiles	48,999	0.121	5,927	1,409,721	0.060	84,014	1,458,720	0.062	89,941	-	-	-

Underground
(Polygonal)
	-	-	-	1,458,374	0.265	386,333	1,458,374	0.265	386,333	420,012	0.273	114,512

Open Pit
(Polygonal)
	-	-	-	683,546	0.158	108,003	683,546	0.158	108,003	76,388	0.127	9,734

TOTAL	889,450	0.370	328,790	7,178,630	0.226	1,623,800	8,068,080	0.242	1,952,590	3,317,195	0.246	818,925

JERRITT CANYON TOTAL MINERAL RESOURCES - DECEMBER 2002

TOTAL	1,102,744	0.370	412,896	5,875,010	0.243	1,424,789	6,977,754	0.263	1,837,685	3,867,388	0.268	1,034,652

JERRITT CANYON TOTAL PROVEN AND PROBABLE RESERVES - JUNE 2003 (Included in Resources)

		PROVEN			PROBABLE		TOTAL PROVEN AND PROBABLE

Mine	Tons	Oz/St	Cont'd Oz	Tons	Oz/St	Cont'd Oz	Tons	Oz/St	Cont'd Oz

Murray	147,624	0.334	49,281	206,553	0.266	54,849	354,177	0.294	104,130

MCE	16,394	0.401	6,570	20,511	0.358	7,339	36,905	0.377	13,909

SSX	255,162	0.356	90,931	558,987	0.265	148,321	814,149	0.294	239,252

Smith	93,672	0.412	38,585	141,552	0.271	38,351	235,224	0.327	76,936

Stockpiles	48,999	0.121	5,927	1,409,721	0.060	84,014	1,458,720	0.062	89,941

TOTAL	561,851	0.340	191,294	2,337,324	0.142	332,874	2,899,175	0.181	524,168

JERRITT CANYON TOTAL PROVEN AND PROBABLE RESERVES - DECEMBER 2002 (Included in Resources)

TOTAL	668,635	0.375	250,474	1,794,885	0.184	330,439	2,463,520	0.236	580,913